UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 21, 2014

OCEAN SHORE HOLDING CO.

(Exact name of registrant as specified in its charter)

New Jersey	0-53856	80-0282446
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File Number)	Identification No.)

1001 Asbury Avenue, Ocean City, New Jersey 08226

(Address of principal executive offices) (Zip Code)

(609) 399-0012

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 21, 2014, Ocean City Home Bank (the “Bank”), the wholly-owned subsidiary of Ocean Shore Holding Co. (the “Company”), entered into a Supplemental Salary Continuation Agreement (the “Agreement”) with Steven E. Brady, President and Chief Executive Officer (the “Executive”).

Under the Agreement, except for a termination of employment for Cause (as defined in the Agreement), if the Executive’s employment with the Bank is terminated (1) on or after his 65th birthday, (2) on account of a disability, (3) subsequent to a Change in Control (as defined in the Agreement), or (4) because of death, he is entitled to receive an annual benefit of $45,000 at termination payable monthly for a period of 20 years. If the Executive is terminated before his 65th birthday for reasons other than Cause, a Change in Control, death or disability, the Agreement provides that he is entitled to receive a vested portion of the benefit amount he would have been entitled to if terminated on or after his 65th birthday. The benefit vests ratably based on years of service following the effective date of the Agreement through the Executive’s 65th birthday. As a result, the benefit that the Executive would be entitled to receive prior to his 65th birthday would vary depending on the date of termination and actual years of service.

The Agreement is attached as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

Exhibit 10.1	Ocean City Home Bank Supplemental Salary Continuation Agreement by and between Ocean City Home Bank and Steven E. Brady

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

OCEAN SHORE HOLDING CO.

Date: January 31, 2014	By:	/s/ Steven E. Brady
Steven E. Brady President and Chief Executive Officer